UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33142	23-0340099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1055 West 8thStreet
Azusa, California 91702
(Address of principal executive offices, including Zip Code)

(626) 334-3395
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2012, the Compensation Committee of the Board of Directors of Physicians Formula Holdings, Inc. (the “Company”) approved the payment of retention bonuses (a “Retention Bonus”) for each of its Chief Executive Officer and President (each, an “Executive”), payable following the six month anniversary of the consummation of a Change of Control (as defined in each of the Executive's respective employment agreements with the Company and its subsidiaries) if the Executive remains employed with the Company or its subsidiaries or any successor thereof at the six month anniversary of the consummation of a Change of Control. A Retention Bonus shall also be payable to an Executive following such six month anniversary of the Change of Control if such Executive has been terminated without Cause (as defined in each of the Executive's respective employment agreements with the Company and its subsidiaries) after the consummation of a Change of Control but prior to such six month anniversary. The amount of Retention Bonus to the Chief Executive Officer shall range from approximately 30% to 100% of such Executive's target bonus for 2012 depending on minimum amounts of consideration per share of common stock of the Company paid in the Change of Control transaction. The amount of Retention Bonus payable to the President shall range from approximately 54% to 100% of such Executive's target bonus for 2012 depending on minimum amounts of consideration per share of common stock of the Company paid in the Change of Control transaction. The Executive must execute a release of claims in favor of the Company and its affiliates in order to receive payment of the Retention Bonus. The foregoing is not a complete discussion of the Retention Bonuses and is qualified in its entirety by reference to the full text of the form of Retention Bonus letter attached to this Current Report on Form 8-K as Exhibit 99.1, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

d) Exhibits.

Exhibit Number	Description
99.1	Form of Retention Bonus Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.

Date: March 28, 2012	By:	/s/ Ingrid Jackel
Name: Ingrid Jackel
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Form of Retention Bonus Letter.